Exhibit 23.1

Deloitte & Touche LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca
Consent of Independent Registered Chartered Accountants
We consent to the incorporation by reference in Registration Statement No. 333-162953 on Form S-3 of our reports dated February 18, 2010, relating to the consolidated financial statements of Brookfield Homes Corporation (the “Corporation”), and the effectiveness of the Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2009.
Independent Registered Chartered Accountants
Licensed Public Accountants
February 18, 2010
Membre de / Member of Deloitte Touche Tohmatsu